Exhibit 5.1

THE LAW OFFICES OF

T. J. Jesky

ATTORNEY AND COUNSELOR AT LAW

200 West Madison, Suite 2100
Chicago, IL 60606

Phone: (312) 894-0130

Fax: (312) 489 8216

Email: tjjesky@yahoo.com

May 7, 2017

To: Board of Directors, UBI Blockchain Internet, LTD.

Re: Registration Statement of Form S-1 (the "Registration Statement")

Gentlemen:

We have acted as your counsel in connection with the proposed issue and sale by UBI Blockchain Internet, LTD., a Delaware corporation (the "Company") 10,500,000 shares of Class A common stock, par value $0.001, being offered by two selling stockholders, and 26,700,000 shares of Class C common stock being offered by forty-five selling securityholders on the terms and conditions set forth in the Registration Statement.

In that connection, we have examined original copies, certified or otherwise identified to our satisfaction, of such documents and corporate records, and have examined such laws or regulations, as we have deemed necessary or appropriate for the purposes of the opinions hereinafter set forth.

Based on the foregoing, we are of the opinion:

1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

2. That, (i) the 10,500,000 shares of Series A Common Stock being offered by the two selling securityholders are legally issued, fully paid and non-assessable and (ii) the 26,700,000 shares of Series C Common Stock being offered by the forty-five selling securityholders are legally issued, fully paid and non-assessable.

We hereby consent to be named in the Prospectus forming Part I of the aforesaid Registration Statement under the caption, "Legal Matters" and the filing of this opinion as an Exhibit to said Registration Statement.

Sincerely,

/s/ T. J. Jesky

T. J. Jesky, Esq.